Exhibit 107

Calculation of Filing Fee Table

           Form 424B2
(Form Type)

                 América Móvil, S.A.B. de C.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $497,415,000.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Debt	5.000% Senior Notes due 2033	457(r)	$500,000,000	99.483%	$497,415,000	0.00015310	$76,154.24

(1)	The registration fee is calculated in accordance with Rule 457(r) and in reliance on Rule 456(b) of the Securities Act of 1933.